Exhibit 99

CONTACT:

Kiley F. Rawlins, CFA

Divisional Vice President

(704) 849-7496

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS THIRD QUARTER EARNINGS AND

PROVIDES FOURTH QUARTER GUIDANCE

MATTHEWS, NC, June 23, 2005 - Family Dollar Stores, Inc. (NYSE: FDO), reported that net income per diluted share decreased 23.8% to $0.32 from $0.42, and that net income was $53.8 million, or 25.7% below net income of $72.4 million for the third quarter of the prior fiscal year.  The Company’s current plan is for net income per diluted share of Common Stock for the fourth quarter ended August 27, 2005, to be between $0.21 and $0.24, compared to $0.25 in the prior fiscal year.

“As we indicated in our comments at the beginning of this fiscal year, we expected the third quarter to be our most challenging quarter of the year as a result of anticipated gross profit margin pressure and planned investments in our key initiatives.  Unfortunately, the challenging sales environment this Spring, resulting from unseasonably cool weather and a difficult economy for the Company’s low and low-middle income customer, aggravated the operating profit margin pressures in the quarter,” said Howard R. Levine, Chairman and Chief Executive Officer.  “However, we continue to be pleased with the early results of our major initiatives.

“At the end of the third quarter, we had initiated investments in process changes, technology and people in approximately 800 stores in major urban markets, and we expect to expand this initiative to approximately 1,300 stores by September.  While these stores are also affected by macro-economic factors, they have had consistently higher comparable store sales than the rest of the chain, and we are encouraged by the early operating results of these stores.

“We are also excited about the preliminary results from the installation of refrigerated coolers in selected stores.  The customer response has been strong, and we have decided to accelerate the implementation from 500 stores to 1,000 stores by the end of the fiscal year.  At the end of the third quarter, coolers had been installed and fully stocked with perishable food in approximately 650 stores.”

Mr. Levine concluded, “The third quarter was difficult for our customers and our Company.  However, we remain confident that these initiatives will position Family Dollar for long-term profitable growth.”

Sales for the third quarter ended May 28, 2005, were approximately $1.428 billion, or 9.0% above sales of approximately $1.310 billion for the third quarter ended May 29, 2004.  Sales in comparable stores in the third quarter of 2005 increased approximately 1.3% above the third quarter 2004, including an increase of approximately 2.4% in sales of hardlines and a decrease of approximately 2.6% in sales of softlines.  The customer count, as measured by the number of register transactions in comparable stores, decreased approximately 1.5% and the average transaction increased approximately 2.6% to $9.10.  The Company expects comparable store sales in the fourth quarter to increase 2 to 4%.

During the third quarter of 2005, the Company opened 90 stores and closed 9 stores.  In the first three quarters of 2005, the Company opened 278 new stores and closed 63 stores.  For the full year, the Company expects to open approximately 500 new stores and close 65 to70 stores.

The gross profit margin, as a percentage of sales, decreased from 34.9% in the third quarter last year to 33.6% in the third quarter this year.  This decline was a result of the impact of higher markdowns, higher inventory shrinkage and higher freight costs, all as a percentage of sales.  In addition, sales of lower-margin basic consumables continued to be stronger than sales of higher-margin discretionary goods, reflecting unseasonably cool weather and the difficult economy, including higher energy prices, for the Company’s low and low-middle income customer base.

Expenses, as percentage of sales, increased from 26.2% in the third quarter last year to 27.6% in the third quarter this year.  Lower than expected sales in the third quarter and the planned expenses incurred in connection with the urban initiative and the installation in stores of coolers for the sale of perishable goods contributed to the increase in expenses, as a percentage of sales.

The Company’s effective income tax rate for the third quarter was 36.7% compared to 36.5% in the third quarter last year.

The Company’s inventories at the end of the third quarter this year were $990.8 million, or 8.6% above inventories of $912.5 million last year.  Inventory on a per store basis at the end of the third quarter was 1.5% lower than last year, excluding merchandise in transit to the distribution centers.  The majority of this decrease was in softline merchandise.

For the first three quarters of 2005, capital expenditures were $147.7 million compared with $131.4 last year.  The Company also announced that in the first three quarters of 2005, the Company had purchased 2.9 million shares of the Company’s Common Stock in the open market at a cost of $80.6 million.

Family Dollar will host a conference call today, June 23, 2005, at 10:00 A.M. ET to discuss the financial results for the third quarter ended May 28, 2005.  If you wish to listen, please dial 1-888-323-9811 for domestic USA calls and 1-630-395-0017 for international calls at least 10 minutes before the call is scheduled to begin.  The passcode for the call is “FAMILY DOLLAR.”   A replay of the call will be available from 12:00 Noon ET, June 23, 2005, through June 30, 2005, by dialing 1-800-945-5759 for domestic USA calls and 1-203-369-3502 for international calls.

There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com/investors.asp or by clicking on the webcast icon on the “Investors” page at http://www.familydollar.com.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, June 23, 2005.

Certain statements contained in this press release or in other press releases, public filings, or other written or oral communications made by the Company or our representatives, which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future.  These forward-looking statements may be identified by the use of the words “plan,” “estimate,” “expect,” “anticipate,” “probably,” “should,” “project,” “intend,” “continue,” and similar terms and expressions.  Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to:

•                  competitive factors and pricing pressures,

•                  changes in economic conditions,

•                  the impact of acts of war or terrorism,

•                  changes in consumer demand and product mix,

•                  unusual weather that may impact sales,

•                  the impact of inflation,

•                  merchandise supply and pricing constraints,

•                  success of merchandising and marketing programs,

•                  general transportation or distribution delays or interruptions,

•                  dependence on imports,

•                  changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

•                  availability of real estate,

•                  costs and delays associated with building, opening and operating new distribution facilities and stores,

•                  costs, potential problems and achievement of results associated with the implementation of new programs, systems and technology, including supply chain systems, store technology, cooler installations and urban initiative programs,

•                  changes in food and energy prices and their impact on consumer spending and the Company’s costs,

•                  adverse impacts associated with legal proceedings and claims,

•                  changes in shrinkage,

•                  changes in health care and other insurance costs,

•                  changes in the Company’s ability to attract and retain employees,

•                  changes in state or federal legislation or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.

Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	For the Third Quarter Ended
	May 28, 2005	% of Net	May 29, 2004	% of Net
		Sales		Sales
			(Restated)
Net sales	$1,427,966	100.0%	$1,310,159	100.0%

Cost of sales	948,614	66.4%	852,783	65.1%

Gross margin	479,352	33.6%	457,376	34.9%

Selling, general and administrative expenses	394,400	27.6%	343,395	26.2%

Income before income taxes	84,952	6.0%	113,981	8.7%

Income taxes	31,178	2.2%	41,598	3.2%

Net income	$53,774	3.8%	$72,383	5.5%

Net income per common share - basic	$0.32		$0.42
Average shares - basic	166,858		170,862

Net income per common share - diluted	$0.32		$0.42
Average shares - diluted	167,160		171,571

Dividends declared per common share	$0.095		$0.085

	For the Three Quarters Ended
	May 28, 2005	% of Net	May 29, 2004	% of Net
		Sales		Sales
			(Restated)
Net sales	$4,394,965	100.0%	$3,957,640	100.0%

Cost of sales	2,934,342	66.8%	2,595,125	65.6%

Gross margin	1,460,623	33.2%	1,362,515	34.4%

Selling, general and administrative expenses	1,164,009	26.5%	1,021,978	25.8%

Income before income taxes	296,614	6.7%	340,537	8.6%

Income taxes	108,338	2.5%	124,285	3.1%

Net income	$188,276	4.3%	$216,252	5.5%

Net income per common share - basic	$1.12		$1.26
Average shares - basic	167,400		171,759

Net income per common share - diluted	$1.12		$1.25
Average shares - diluted	167,846		172,736

Dividends declared per common share	$0.275		$0.245

FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	May 28, 2005	May 29, 2004	August 28, 2004
		(Restated)	(Restated)
Assets
Current assets:
Cash and cash equivalents	$80,719	$90,823	$87,023
Investment securities	98,320	182,620	120,840
Merchandise inventories	990,828	912,510	980,124
Deferred income taxes	93,383	76,389	84,084
Income tax refund receivable	—	—	1,304
Prepayments and other current assets	48,470	34,252	16,937
Total current assets	1,311,720	1,296,594	1,290,312

Property and equipment, net	979,581	859,309	918,449
Other assets	23,502	16,096	15,600

Total assets	$2,314,803	$2,171,999	$2,224,361

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$807,513	$732,286	$800,585
Income taxes payable	3,867	3,869	—
Total current liabilities	811,380	736,155	800,585

Deferred income taxes	88,760	83,588	86,694
Commitments and contingencies

Shareholders’ Equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares
Common stock, $.10 par; authorized 600,000,000 shares	18,830	18,746	18,767
Capital in excess of par	122,445	102,090	106,853
Retained earnings	1,641,314	1,471,453	1,498,890
	1,782,589	1,592,289	1,624,510
Less: common stock held in treasury, at cost	367,926	240,033	287,428

Total shareholders’ equity	1,414,663	1,352,256	1,337,082

Total liabilities and shareholders’ equity	$2,314,803	$2,171,999	$2,224,361

Investments in auction rate securities and variable rate demand notes have been reclassified from “Cash and cash equivalents” to “Investment securities.”  Also, outstanding checks were reclassified from “Cash and cash equivalents” to “Accounts payable and accrued liabilities.”

# # # #

6/23/2005